Exhibit 99.1

Investor Relations: Charles Messman or Todd Kehrli MKR Group (323) 468-2300 tnix@mkr-group.com	Company Contact: Paul Bogonis CFO Telanetix, Inc. (206) 529-6542

Telanetix Reports Second Quarter 2011 Financial Results
Ninth Consecutive Quarter of Sequential Core Voice Revenue Growth
Seventh Consecutive Quarter of Positive Adjusted EBITDA

BELLEVUE, WA – August 11, 2011 - Telanetix, Inc. (OTC BB: TNIX), a leading communications solutions provider offering cloud-based, next generation voice services and solutions to the business market, today reported financial results for its 2011 second quarter ended June 30, 2011.

Second Quarter Financial Highlights

▪
Core voice revenue was $6.3 million, up 1.7% from $6.2 million sequentially and up 8.1% from $5.9 in the second quarter of 2010. The Company's next generation SIP Trunking and Digital Phone Service (DPS) products, achieved combined growth of 49% year-over-year and 12% sequentially.

▪
Total revenue was $7.0 million, compared to $6.9 million sequentially and $7.3 million in the second quarter of 2010. The year-over-year decline in total revenue was due to the expected decrease in legacy product revenues, which were $651,000, a 54% decrease compared to $1.4 million in the second quarter of 2010. The Company believes its legacy product revenue has stabilized and further growth in its next generation products and services should have a positive impact on total revenue in future quarters.

▪	Adjusted EBITDA increased to $398,000, compared to $321,000 in the second quarter last year, and represents the seventh consecutive quarter of positive adjusted EBITDA.

▪
Net loss from continuing operations was $1.7 million or $0.35 per share, compared to net income of $3.4 million, or $8.11 per share (split-adjusted), in the second quarter last year which included a one-time $5.0 million credit for the change in fair market value of derivative liabilities.

▪	Total cash and cash equivalents were $2.1 million at June 30, 2011.

▪	The Company completed a 1-for-75 reverse stock split effective in the second quarter of 2011.

▪
The Company also announced the withdrawal of its previously announced rights offering. As a result, no additional common stock will be issued in connection with that offering.  Similarly, the backstop obligations and conversion rights contained in outstanding senior secured notes were cancelled. These actions eliminated a large overhang on the Company's outstanding common stock.

“While sequential growth in our total revenue was modest, our legacy revenue has stabilized and further growth in our core voice products will drive top line revenues in coming quarters,” said Doug Johnson, Telanetix’s CEO.  “Our SIP Trunking and Digital Phone Service products, when combined together, grew 49% year-over-year and 12% sequentially, an important benchmark as these two key products are the growth engines for the company and long-term focus of our business.

“During the second quarter, we completed key steps that strengthen our ability to capitalize on our target market going forward. We launched a sales and distribution trial with a significant new channel partner, expanded our product line, signed Polycom as a new DPS equipment partner, and initiated improvements to the overall efficiencies of our network,” continued Johnson.  “With these accomplishments, we have significantly expanded our marketing reach and materially increased the customers we can serve, and we believe they will result in meaningful revenue and gross margins improvement, beginning in the current third quarter.

Revenue for the second quarter of 2011 was $7.0 million, compared to $6.9 million in the preceding quarter and $7.3 million in the second quarter of 2010.  Gross profit was $4.0 million, or 57.2% of revenue, compared to $4.3 million, or 58.6% of revenue, a year ago. Total operating expenses were $4.7 million, compared to $5.1 million a year ago.

Adjusted EBITDA increased 24% to $398,000, compared to $321,000 in the second quarter last year, and represents the Company's seventh consecutive quarter of positive adjusted EBITDA.

Net loss from continuing operations for the second quarter of 2011 was $1.7 million, or $0.35 per share, compared to net income for the second quarter of 2010 of $3.4 million, or $8.11 per share (split-adjusted).  Second quarter 2010 net income included a $5.0 million credit for the change in fair market value of derivative liabilities.

Total cash and cash equivalents were $2.1 million on June 30, 2011, compared to $2.3 million at December 31, 2010.

Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure. Management believes certain non-GAAP measures provide relevant and meaningful measures by which investors can evaluate the business. Management uses adjusted EBITDA to evaluate changes in the company's core earnings from operations, unaffected by non-cash expenses, expenses related to the company's capital structure, taxes or extraordinary events. EBITDA is defined as earnings or loss before interest, income taxes, depreciation and amortization, and the company defines Adjusted EBITDA as EBITDA adjusted for non-cash items including stock-based and warrant compensation, charges related to changes in fair market value of warrant and beneficial conversion feature liabilities, as well as the Company’s recent recapitalization. A reconciliation of net income to adjusted EBITDA can be found at the end of this release.

Conference Call Information
Management will conduct a conference call at 1:30 p.m. PT (4:30 p.m. ET) today. To access the call in the United States, dial (866) 543-6408and to access the call internationally, dial (617) 213-8899 and enter pass code 96968501. The call will also be broadcast live over the Internet and will be available for replay for 90 days at www.telanetix.com. A telephone replay will be available two hours after the call through August 18, 2011 by dialing (888) 286-8010 in the United States and (617) 801-6888for international callers. All parties will need the following replay pass code 40472333.

About Telanetix, Inc.
Telanetix, Inc. (OTC BB: TNIX) is a leading communications solutions provider offering cloud-based voice over IP (VoIP) services to all business market segments. Telanetix solutions meet the real-world communications demands of its customers with an industry-leading value proposition of cutting edge products and technology that brings enhanced productivity and industry-leading savings to our customers. The company's hosted telecom voice services, marketed under the "AccessLine" brand, give companies flexible calling solutions, a simpler installation experience, and a greater range of support options than traditional telecom providers. With a history of serving over 100,000 business customers, including Fortune 50 companies, Telanetix has scaled its award-winning technologies to meet the needs of entrepreneurial-minded small businesses.

Safe Harbor Statement
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, our expectations regarding growth in our core revenue for 2011, anything relating or referring to future financial results and plans for future business development activities, including anticipated effects of distribution relationships, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission could materially and adversely affect our business, operating results and financial condition. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

- Tables to Follow -

TELANETIX, INC.
Condensed Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets
Cash	$2,078,418	$2,330,111
Accounts receivable, net	1,906,380	1,590,022
Inventory	238,565	182,924
Prepaid expenses and other current assets	439,426	530,548
Total current assets	4,662,789	4,633,605
Property and equipment, net	2,287,274	2,641,731
Goodwill	7,044,864	7,044,864
Purchased intangibles, net	10,078,337	11,178,337
Other assets	426,402	583,632
Total assets	$24,499,666	$26,082,169

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,690,772	$1,609,488
Accrued liabilities	2,489,076	2,326,465
Deferred revenue	1,046,719	1,016,021
Income tax payable	33,400	225,000
Current portion of capital lease obligations	314,632	404,710
Current portion of long-term debt	2,400,000	1,200,000
Total current liabilities	7,974,599	6,781,684
Non-current liabilities
Deferred revenue, net of current portion	212,902	253,798
Capital lease obligations, net of current portion	142,390	116,251
Long-term debt, net of current portion	5,547,311	5,291,539
Total non-current liabilities	5,902,603	5,661,588
Total liabilities	13,877,202	12,443,272
Stockholders' equity (deficit)
Common stock, $.0001 par value; Authorized: 8,000,000 shares; Issued and outstanding: 4,820,098 and 4,594,262 at June 30, 2011 and December 31, 2010, respectively (1)	482	34,457
Additional paid in capital	43,854,008	43,569,588
Warrants	56,953	56,953
Accumulated deficit	(33,288,979)	(30,022,101)
Total stockholders' equity (deficit)	10,622,464	13,638,897
Total liabilities and stockholders' equity (deficit)	$24,499,666	$26,082,169

(1) Prior year disclosures adjusted for the impact of the 1 for 75 reverse stock split

TELANETIX, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenues	$6,994,902	$7,285,612	$13,929,303	$14,946,308

Cost of revenues	2,991,432	3,014,694	5,861,829	6,195,951

Gross profit	4,003,470	4,270,918	8,067,474	8,750,357

Operating expenses
Selling and marketing	1,727,112	1,806,783	3,475,405	3,383,105
General and administrative	1,839,118	1,890,672	3,740,197	3,852,539
Research, development and engineering	464,625	694,395	943,135	1,433,713
Depreciation	159,070	147,011	311,884	290,552
Amortization of purchased intangibles	550,000	550,000	1,100,000	1,100,000
Total operating expenses	4,739,925	5,088,861	9,570,621	10,059,909

Operating loss	(736,455)	(817,943)	(1,503,147)	(1,309,552)

Other income (expense)
Interest income	64	198	197	262
Interest expense	(919,411)	(787,656)	(1,763,928)	(1,576,158)
Change in fair market value of derivative liabilities	—	5,040,381	—	790,648
Total other income (expense)	(919,347)	4,252,923	(1,763,731)	(785,248)

Income (loss) from continuing operations before taxes	(1,655,802)	3,434,980	(3,266,878)	(2,094,800)

Income tax expense	—	—	—	—

Income (loss) from continuing operations	(1,655,802)	3,434,980	(3,266,878)	(2,094,800)

Loss from discontinued operations	—	(71,346)	—	(269,733)

Net income (loss)	$(1,655,802)	$3,363,634	$(3,266,878)	$(2,364,533)

Net income (loss) per share – basic and diluted
Continuing operations	$(0.35)	$8.11	$(0.70)	$(4.94)
Discontinued operations	—	(0.17)	—	(0.64)
Net income (loss) per share(1)	$(0.35)	$7.94	$(0.70)	$(5.58)

Weighted average shares outstanding – basic and diluted(1)	4,753,091	423,578	4,674,115	423,578

(1) Prior year disclosures adjusted for the impact of the 1 for 75 reverse stock split

TELANETIX, INC.
Net Loss to EBITDA Reconciliation
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Adjusted EBITDA (earnings release purposes only)
Net Profit / (Loss)	$(1,655,802)	$3,363,634	$(3,266,878)	$(2,364.533)
Depreciation and amortization of purchased intangibles	1,006,201	993,229	1,993,616	1,982,557
Interest expense	919,347	787,458	1,763,731	1,575,896
EBITDA	269,746	5,144,321	490,469	1,193,920
Adjustments for certain non-cash expenses:
Change in fair market value of derivative liabilities	-	(5,040,381)	-	(790,648)
Stock based compensation	128,603	216,706	250,445	434,660
Adjusted EBITDA	$398,348	$320,646	$740,914	$837,932